Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$14.50 Net Per Share

by

Kindred Healthcare Development 2, Inc.

a wholly owned subsidiary of

Kindred Healthcare, Inc.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 17, 2014 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), to purchase all outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $14.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $14.50 per Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on July 16, 2014, unless extended (as extended, the “Expiration Date”).

3. The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Kindred and its subsidiaries, represents at least a majority of all then outstanding Shares (the “Minimum Tender Condition”), (ii) Kindred, the Purchaser and Gentiva having entered into a definitive merger agreement with respect to the acquisition of Gentiva by Kindred providing for a second step merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Gentiva surviving as a wholly owned subsidiary of Kindred, without the requirement for approval of any stockholder of Gentiva, to be effected as soon as practicable following the consummation of the Offer, (iii) Gentiva’s board of directors (the “Gentiva Board”) having approved the Offer under Section 203 of the DGCL or the Purchaser being satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the Offer and the merger (the “Proposed Merger”) of Gentiva and the Purchaser as described herein, (iv) the Gentiva Board having redeemed the Rights associated with the Shares or the

Purchaser being satisfied, in its reasonable judgment, that Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger as described herein, (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated as described herein (the “Antitrust Condition”) and (vi) Gentiva not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or Kindred’s ability to acquire the Shares or Gentiva or otherwise diminishing the expected value to Kindred of the acquisition of Gentiva.

However, if, at the time the Offer is scheduled to expire, the Minimum Tender Condition is satisfied, but not all of the other conditions to the Offer are satisfied, the Purchaser currently intends to amend the terms of the Offer to reduce the number of Shares subject to the Offer to a number equal to 14.9% of the outstanding Shares (or, if the Antitrust Condition has not then been satisfied, such lower percentage as would not require the expiration or termination of any waiting period under the HSR Act) and extend and waive certain conditions to the Offer. If the Purchaser so reduces the number of Shares subject to the Offer, the Purchaser will provide you with supplemental information, return all previously tendered Shares and extend the Offer for a period of at least 10 business days.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$14.50 Net Per Share

by

Kindred Healthcare Development 2, Inc.,

a wholly owned subsidiary of

Kindred Healthcare, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 17, 2014, and the related Letter of Transmittal, in connection with the offer by Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), to purchase all outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (together with the Common Stock, the “Shares”)

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 2014	Name(s)

Address(es)

Zip Code

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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